Exhibit 99.1
Contact: Don M. Gibson                                                  For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 9% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO – (July 15, 2004) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank:

Second Quarter 2004 Financial Highlights

  Earnings per share increases 9% over prior year quarter
  Net interest income increases 10% over prior year quarter
  Net interest margin increases 15 basis points over prior year quarter to 3.06%
  Annualized return on average assets increases 3 basis points over prior year quarter to 1.01%
  Annualized return on average equity increases 14 basis points over prior year quarter to 10.25%
  Loans increase 4% from March 31, 2004
  Deposits increase 6% from March 31, 2004

Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, today announced earnings for the second quarter ended June 30, 2004 were $0.36 per share, ($1,015,000), up from the $0.33 per share ($931,000) the Company earned during the same quarter in the prior year. This represents a 9% increase in quarterly earnings per share.

Earnings for the six months ended June 30, 2004 were $0.71 per share, ($1,984,000), up from the $0.65 per share ($1,816,000) the Company earned during the period in the prior year. This represents a 9% increase in earnings per share compared to the same period one year ago.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 86,942 shares of common stock under this plan at an average cost of $17.02 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has nine branches and 18 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

	Quarter ended		Six Months ended
Operating Data:	30-Jun-04	30-Jun-03	30-Jun-04	30-Jun-03

	(Dollar amounts are in thousands, except per share data)

Total interest income	$4,872	5,187	9,713	10,492
Total interest expense	1,935	2,580	3,985	5,359
Provision for loan losses	225	150	414	405

Net interest income after
provision for loan losses	2,712	2,457	5,314	4,728
Noninterest income	877	844	1,727	1,937
Noninterest expense	2,079	2,069	4,122	4,120

Income before income tax	1,510	1,232	2,919	2,545
Income tax expense	495	301	935	729

Net income	$1,015	931	1,984	1,816

Net income per share-basic	$0.36	0.33	0.71	0.65

Net income per share-diluted	$0.35	0.33	0.68	0.64

Annualized return on average assets	1.01%	0.98%	1.01%	0.96%
Annualized return on average equity	10.25%	10.11%	10.17%	9.86%
Net interest margin	3.06%	2.91%	3.06%	2.87%

		As of	As of
Financial Condition Data:		30-Jun-04	31-Dec-03

Cash and cash equivalents		$10,692	22,657
Investments		16,502	16,731
Loans, net of allowance for loan losses		366,251	332,130
6/30/2004 - $4,133; 12/31/2003 - $3,886
Other assets		16,198	15,239

Total Assets		$409,643	386,757

Deposits		$258,813	237,131
FHLB advances		108,086	108,837
Other liabilities		3,439	2,811

Total liabilities		370,338	348,779
Stockholder's equity		39,305	37,978

Total liabilities and stockholder equity		$409,643	386,757

Book value per share		$14.00	13.62

Non performing assets		$1,256	2,434